Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-158221

ETFS Gold Trust

Supplement dated December 7, 2009
to the
Prospectus dated September 1, 2009

This Supplement must accompany your Prospectus dated September 1, 2009.

Please replace the fifth complete paragraph on page 32 of your Prospectus dated September 1, 2009 with the following:

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, Credit Suisse Securities (USA) LLC, EWT, LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Merrill Lynch Professional Clearing Corp., Newedge USA, LLC, and Prudential Bache Securities, LLC have each signed an Authorized Participant Agreement with the Trust and, upon the effectiveness of such agreement, may create and redeem Baskets as described above. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

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The foregoing change has been incorporated into the ETFS Gold Trust Prospectus dated September 1, 2009, currently available on ETFS Gold Trust’s website (http://etfsecurities.com/us/document/downloads/ETFS_Physical_Gold_Prospectus_us.pdf) as of the date of this supplement. If you have any questions, please write us at 48 Wall Street, 11th Floor, New York, New York 10005.

Please retain this supplement with your ETFS Gold Trust Prospectus for your reference.